Exhibit 35.3

SERVICER COMPLIANCE STATEMENT

DB Servicing Corporation

Discover Card Master Trust I

The undersigned, a duly authorized representative of DB Servicing Corporation (“DBSC”), hereby certifies that:

(a)	A review of the activities of DBSC for (i) the one-month transition period ended December 31, 2012 and of its performance under the Amended and Restated Servicing Agreement, dated January 1, 2011, by and between DBSC and Discover Bank (the “Transition Period Agreement”) and (ii) the year ended December 31, 2013 and of its performance under the Master Services Agreement, between Discover Financial Services, Discover Bank, DBSC, Discover Products Inc. and other affiliated entities, dated as of January 1, 2013, as amended and restated by the Amended and Restated Services Addendum, between DBSC and Discover Bank, dated as of August 15, 2013 (together with the Transition Period Agreement, the “Agreements”), was made under my supervision.

(b)	To the best of my knowledge, based on such review, DBSC has fulfilled all of its obligations in all material respects under the Agreements for the one-month transition period ended December 31, 2012 and for the fiscal year ended December 31, 2013.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of March 2014.

By:	/s/ Roger C. Hochschild

Roger C. Hochschild, President